Exhibit 10.5

FORM

Restricted Stock Agreement
under the
Whole Earth Brands, Inc.
2020 Long-Term Incentive Plan

Grantee: __________________________

No. of Shares: ____________________

This Agreement (the “Agreement”) evidences the award of ____________ restricted shares (each, an “Award Share,” and collectively, the “Award Shares”) of the common stock of Whole Earth Brands, Inc., a Delaware corporation (the “Company”), granted to you, _______________________, effective as of ____________ (the “Grant Date”), pursuant to the Whole Earth Brands, Inc. 2020 Long-Term Incentive Plan (the “Plan”) and conditioned upon your agreement to the terms described below. All of the provisions of the Plan are expressly incorporated into this Agreement.

1.       Terminology. Unless otherwise provided in this Agreement, capitalized words used herein are defined in the Glossary at the end of this Agreement or the Plan.

2.       Vesting.

(a)       The Award Shares shall be subject to the following Restriction Period:

All of the Award Shares are nonvested and forfeitable as of the Grant Date and shall be subject to the following vesting conditions: [         ]

(b)      Notwithstanding paragraph (a), one hundred percent of the Award Shares will become vested and nonforfeitable as follows: [         ].

.

(c)      Unless otherwise determined by the Administrator, none of the Award Shares will become vested and nonforfeitable after you terminate employment or service with the Company.

3.       Termination of Employment or Service.

(a)       Unvested Award Shares. If your employment or other service relationship with the Company ceases for any reason, except as otherwise specified in Section 2, all Award Shares that are not then vested and nonforfeitable will be immediately forfeited by you and transferred to the Company upon such cessation for no consideration. Any accrued dividends attributable to such forfeited Award Shares shall also be forfeited if and when the Award Shares are forfeited. You acknowledge and agree that upon the forfeiture of any unvested Award Shares in accordance with this Section 3(a), (i) your right to vote and to receive cash dividends on, and all other rights, title or interest in, to or with respect to, the forfeited Award Shares shall automatically, without further act, terminate and (ii) the forfeited Award Shares shall be returned to the Company. You hereby irrevocably appoint (which appointment is coupled with an interest) the Company as your agent and attorney-in-fact to take any necessary or appropriate action to cause the forfeited Award Shares to be returned to the Company, including, without limitation, executing and delivering stock powers and instruments of transfer, making endorsements and/or making, initiating or issuing instructions or entitlement orders, all in your name and on your behalf. You hereby ratify and approve all acts done by the Company as such attorney-in-fact. Without limiting the foregoing, you expressly acknowledge and agree that any transfer agent for the common stock of the Company is fully authorized and protected in relying on, and shall incur no liability in acting on, any documents, instruments, endorsements, instructions, orders or communications from the Company in connection with the forfeited Award Shares or the transfer thereof, and that any such transfer agent is a third party beneficiary of this Agreement.

4.       Restrictions on Transfer.

(a)       Until an Award Share becomes vested and nonforfeitable, it may not be sold, assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise), except by will or the laws of descent and distribution, subject to Section 9 of the Plan, and shall not be subject to execution, attachment or similar process.

(b)       Any attempt to dispose of any such Award Shares in contravention of the restrictions set forth in Section 4(a) shall be null and void and without effect. The Company shall not be required to (i) transfer on its books any Award Shares that have been sold or transferred in contravention of this Agreement or the Stockholders’ Agreement or (ii) treat as the owner of Award Shares, or otherwise accord voting, dividend or liquidation rights to, any transferee to whom Award Shares have been transferred in contravention of this Agreement.

5.       Stock Certificates.

(a)       You are reflected as the owner of record of the Award Shares as of the Grant Date on the Company’s books. The Company or an escrow agent appointed by the Administrator will hold in escrow the share certificates for safekeeping, or the Company may otherwise retain the Award Shares in uncertificated book entry form, until the Award Shares become vested and nonforfeitable. Until the Award Shares become vested and nonforfeitable, any share certificates representing such shares will include a legend to the effect that you may not sell, assign, transfer, pledge, or hypothecate the Award Shares. Any cash dividends that become payable with respect to an unvested Award Share will be accrued and held by the Company or an escrow agent appointed by the Administrator until the Award Share becomes vested and will be paid to you within fifteen days after the date on which the related Award Share becomes vested. As soon as practicable after vesting of an Award Share, the Company will continue to retain the Award Share in uncertificated book entry form but remove the restrictions on transfer on its books with respect to that Award Share. Alternatively, upon your request, the Company will deliver a share certificate to you or deliver a share electronically or in certificate form to your designated broker on your behalf, for the vested Award Share.

(b)       You are not required to make any monetary payment (other than applicable tax withholding, if any) as a condition to receiving the Award Shares, the consideration for which shall be past services actually rendered or, if none, future services to be rendered to the Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, you shall furnish consideration in the form of cash or past services rendered to the Company or for its benefit having a value not less than the par value of the Award Shares.

6.       Tax Election and Tax Withholding.

(a)       You hereby agree to make adequate provision for foreign, federal, state and local taxes and social insurance contributions required by law to be withheld, if any, which arise in connection with the grant or vesting of the Award Shares. The Company shall have the right to deduct from any compensation or any other payment of any kind due you (including withholding the issuance or delivery of shares of common stock or redeeming Award Shares) the amount of any federal, state, local or foreign taxes and social insurance contributions required by law to be withheld as a result of the grant or vesting of the Award Shares in whole or in part.

(b)       The Company may, in its sole discretion, permit you to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the Award Shares either by electing to have the Company withhold from the shares to be released upon vesting that number of shares, or by electing to deliver to the Company already-owned shares, or pursuant to a broker-assisted program implemented by the Company.

(c)       You hereby acknowledge that you have been advised by the Company to seek independent tax advice from your own advisors regarding the availability and advisability of making an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, and that any such election, if made, must be made within 30 days of the Grant Date. You expressly acknowledge that you are solely responsible for filing any such Section 83(b) election with the appropriate governmental authorities, irrespective of the fact that such election is also delivered to the Company. You may not rely on the Company or any of its officers, directors or employees for tax or legal advice regarding this award. You acknowledge that you have sought tax and legal advice from your own advisors regarding this award or have voluntarily and knowingly foregone such consultation.

7.       Binding Nature of Agreement. The terms and conditions of this Agreement shall apply with equal force to any additional and/or substitute securities received by you in exchange for, or by virtue of your ownership of, the Award Shares, to the same extent as the Award Shares with respect to which such additional and/or substitute securities are distributed, whether as a result of any spin-off, stock split-up, stock dividend, stock distribution, other reclassification of the common stock of the Company, or similar event, except as otherwise determined by the Administrator. If the Award Shares are converted into or exchanged for, or stockholders of the Company receive by reason of any distribution in total or partial liquidation or pursuant to any merger of the Company or acquisition of its assets, securities of another entity, or other property (including cash), then the rights of the Company under this Agreement shall inure to the benefit of the Company’s successor, and this Agreement shall apply to the securities or other property (including cash) received upon such conversion, exchange or distribution in the same manner and to the same extent as the Award Shares.

8.       Non-Guarantee of Employment or Service Relationship. Nothing in the Plan or this Agreement shall alter your at-will or other employment status or other service relationship with the Company, nor be construed as a contract of employment or service relationship between the Company and you, or as a contractual right of you to continue in the employ of, or in a service relationship with, the Company for any period of time, or as a limitation of the right of the Company to discharge you at any time with or without Cause or notice and whether or not such discharge results in the forfeiture of any Award Shares or any other adverse effect on your interests under the Plan.

9.       Rights as Stockholder. Except as otherwise provided in this Agreement with respect to the nonvested and forfeitable Award Shares, and the payment of dividends thereon, you will possess all incidents of ownership of the Award Shares, including the right to vote the Award Shares and receive dividends and/or other distributions declared on the Award Shares.

10.       The Company’s Rights. The existence of the Award Shares shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the common stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company's assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

11.       Notices. All notices and other communications made or given pursuant to this Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by certified mail, addressed to you at the address contained in the records of the Company, or addressed to the Administrator, care of the Company for the attention of its Corporate Secretary at its principal executive office or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.

12.       Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the Award Shares granted hereunder. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the Award Shares granted hereunder shall be void and ineffective for all purposes.

13.       Amendment. This Agreement may be amended from time to time by the Administrator in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on your rights with respect to the Award Shares as determined in the discretion of the Administrator, except as provided in the Plan or in a written document signed by each of the parties hereto.

14.       Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern. A copy of the Plan is available upon request to the Administrator.

15.       Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Administrator relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Delaware, without regard to its provisions concerning the applicability of laws of other jurisdictions.

16.       Resolution of Disputes. Any dispute or disagreement which shall arise under, or as a result of, or pursuant to or relating to, this Agreement shall be determined by the Administrator in good faith in its absolute and uncontrolled discretion, and any such determination or any other determination by the Administrator under or pursuant to this Agreement and any interpretation by the Administrator of the terms of this Agreement, will be final, binding and conclusive on all persons affected thereby. You agree that before you may bring any legal action arising under, as a result of, pursuant to or relating to, this Agreement you will first exhaust your administrative remedies before the Administrator. You further agree that in the event that the Administrator does not resolve any dispute or disagreement arising under, as a result of, pursuant to or relating to, this Agreement to your satisfaction, no legal action may be commenced or maintained relating to this Agreement more than twenty-four (24) months after the Administrator’s decision.

17.       Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

18.       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.       Electronic Delivery of Documents. By your signing this Agreement, you (i) consent to the electronic delivery of this Agreement, all information with respect to the Plan and the Award Shares and any reports of the Company provided generally to the Company’s stockholders; (ii) acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company by telephone or in writing; (iii) further acknowledge that you may revoke your consent to the electronic delivery of documents at any time by notifying the Company of such revoked consent by telephone, postal service or electronic mail; and (iv) further acknowledge that you understand that you are not required to consent to electronic delivery of documents.

20.       No Future Entitlement. By your signing this Agreement, you acknowledge and agree that: (i) the grant of these Award Shares is a one-time benefit which does not create any contractual or other right to receive future grants of stock, or compensation in lieu of stock grants, even if stock grants have been granted repeatedly in the past; (ii) all determinations with respect to any such future grants, including, but not limited to, the times when stock grants shall be granted, the maximum number of shares subject to each stock grant, and the times or conditions under which restrictions on such stock grants shall lapse, will be at the sole discretion of the Administrator; (iii) the value of this stock grant is an extraordinary item of compensation which is outside the scope of your employment contract, if any; (iv) the value of this stock grant is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments or similar payments, or bonuses, long-service awards, pension or retirement benefits; (v) the vesting of these Award Shares ceases upon termination of employment with the Company or transfer of employment from the Company, or other cessation of eligibility for any reason, except as may otherwise be explicitly provided in this Agreement; (vi) the Company does not guarantee any future value of these Award Shares; and (vii) no claim or entitlement to compensation or damages arises if these Award Shares do not increase in value and you irrevocably release the Company from any such claim that does arise.

21.       Personal Data. For purposes of the implementation, administration and management of the stock grant or the effectuation of any acquisition, equity or debt financing, joint venture, merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or other similar corporate transaction involving the Company (a “Corporate Transaction”), you consent, by execution of this Agreement, to the collection, receipt, use, retention and transfer, in electronic or other form, of your personal data by and among the Company and its third party vendors or any potential party to a potential Corporate Transaction. You understand that personal data (including but not limited to, name, home address, telephone number, employee number, employment status, social security number, tax identification number, date of birth, nationality, job and payroll location, data for tax withholding purposes and shares awarded, cancelled, vested and unvested) may be transferred to third parties assisting in the implementation, administration and management of the stock grant or the effectuation of a Corporate Transaction and you expressly authorize such transfer as well as the retention, use, and the subsequent transfer of the data by the recipient(s). You understand that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that data will be held only as long as is necessary to implement, administer and manage the stock grant or effect a Corporate Transaction. You understand that you may, at any time, request a list with the names and addresses of any potential recipients of the personal data, view data, request additional information about the storage and processing of data, require any necessary amendments to data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s Secretary. You understand, however, that refusing or withdrawing your consent may affect your ability to accept a stock grant.

22.       Consideration for Award Shares. To ensure compliance with applicable state corporate law, the Company may require you to furnish consideration in the form of cash or cash equivalents equal to the par value of the Award Shares and you hereby authorize the Company to withhold such amount from remuneration otherwise due you from the Company.

GLOSSARY

(a)           “Administrator” means the Board of Directors of Whole Earth Brands, Inc. or such committee or committees appointed by the Board to administer the Plan.

(b)           “Cause” has the meaning set forth in the Plan.

(c)           “Company” means Whole Earth Brands, Inc. and its subsidiaries, except where the context otherwise requires. For purposes of determining whether a Change in Control (as defined in the Plan) has occurred, Company shall mean only Whole Earth Brands, Inc.

(d)           “Total and Permanent Disability” has the meaning set forth in the Plan

(e)            “You”; “Your” means the recipient of the Award Shares as reflected in the first paragraph of this Agreement. Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to the estate, personal representative, or beneficiary to whom the Award Shares may be transferred by will or by the laws of descent and distribution, the words “you” and “your” shall be deemed to include such person.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer.

WHOLE EARTH BRANDS, INC.

By:

Date:

The undersigned hereby acknowledges that he/she has carefully read this Agreement and agrees to be bound by all of the provisions set forth herein. The undersigned also consents to electronic delivery of all notices or other information with respect to the Award Shares or the Company.

GRANTEE

Date:

{This Stock Power should be signed in blank and deposited with the Company if share certificates are issued and/or delivered to the Grantee for Award Shares that are nonvested and forfeitable.}

STOCK POWER

FOR VALUE RECEIVED, the undersigned, ________________, hereby sells, assigns and transfers unto Whole Earth Brands, Inc., a Delaware corporation (the “Company”), or its successor, ______________ shares of common stock, par value $0.0001 per share, of the Company standing in my name on the books of the Company, represented by Certificate No. ____________, or an appropriate book entry notation, and hereby irrevocably constitutes and appoints ______________________________________________________ as my attorney-in-fact to transfer the said stock on the books of the Company with full power of substitution in the premises.

Dated:

IMPORTANT FEDERAL TAX INFORMATION

INSTRUCTIONS REGARDING SECTION 83(b) ELECTIONS

1.	The 83(b) Election is irrevocable. The 83(b) Election is a voluntary election that is available to you. It is your decision whether to file an 83(b) Election.

2.	If you choose to make an 83(b) Election, the 83(b) Election Form must be filed with the Internal Revenue Service within 30 days of the Grant Date; no exceptions to this deadline are made. You should send the election to the internal revenue service center located at the address to which you send your federal income tax return (IRS form 1040) based on your place of residence. The election should be sent via certified mail with return receipt requested or a delivery service that provides proof of delivery.

3.	You must deliver a copy of the 83(b) Election Form to the Corporate Secretary or other designated officer of the Company as soon as practicable after you receive proof that the original was received by the Internal Revenue Service. Irrespective of the fact that a copy of your 83(b) Election Form is to be delivered to the Company, you remain solely responsible for properly filing the original with the Internal Revenue Service.

4.	Applicable state law may require you to attach a copy of the 83(b) Election Form to any state income tax returns that you file for that taxable year.

5.	If you make an 83(b) Election and later forfeit the Award Shares, you will not be entitled to a refund of the taxes paid with respect to the gross income you recognized under the 83(b) Election.

6.	You must consult your personal tax advisor before making an 83(b) Election. You may not rely on this information, the Company, or any of the Company’s officers, directors, or employees for tax or legal advice regarding the Award Shares or the 83(b) Election. The election form attached to these instructions is intended as a sample only. It must be tailored to your circumstances and may not be relied upon without consultation with a personal tax advisor.

SECTION 83(B) ELECTION

Dated: _________

Department of the Treasury

Internal Revenue Service

[CITY, STATE ZIP]1

Re:	Election Under Section 83(b)

Ladies and Gentlemen:

The undersigned taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in gross income as compensation for services the excess (if any) of the fair market value of the shares described below over the amount paid for those shares. The following information is supplied in accordance with Treasury Regulation § 1.83-2:

1.	The name, social security number, address of the undersigned, and the taxable year for which this election is being made are:

Name:	{. . .}
Social Security Number:	[###-##-####]
Address:	{. . .} {. . .}, {. . .}
Taxable year:	Calendar year 20___

2.	The property that is the subject of this election: __________ shares of common stock (the “Shares”) of Whole Earth Brands, Inc., a Delaware corporation (the “Company”).

3.	The date on which the Shares were transferred to the undersigned: ______________, 20___.

4.	The Shares are subject to the following restrictions: The Shares are subject to forfeiture or repurchase at less than their fair market value if the undersigned does not continue to provide services for the Company for a designated period of time. The risk of forfeiture or repurchase lapses over a specified vesting period.

5.	The fair market value of the Shares at the time of the transfer to the undersigned (determined without regard to any restriction other than a nonlapse restriction as defined in Treasury Regulation § 1.83-3(h)): $[___] per Share x [_____] Shares = $[_____].

6.	The amount paid for the Shares transferred: $0

7.	The amount to include in gross income is: $[_____].[2]

1Per Treasury Regulation § 1.83-2(c), the Section 83(b) election must be filed with the IRS office where the person otherwise files his or her tax return. Click here (for taxpayers that are individuals) to find the correct address.

2 This should equal the amount in Item 5 minus the amount in Item 6.

The undersigned taxpayer will file this election with the Internal Revenue Service office with which taxpayer files his or her annual income tax return not later than 30 days after the date of transfer of the Shares. A copy of the election also will be furnished to the person for whom the services were performed and the transferee of the Shares, if any. The undersigned is the person performing the services in connection with which the Shares were transferred.

Very truly yours,

Name:

Letter for filing §83(b) Election Form

[Date]

CERTIFIED MAIL

RETURN RECEIPT REQUESTED

***Please insert the IRS Service Center where you file your federal income tax return below.***

Internal Revenue Service Center

Re:	83(b) Election of [Name]
Social Security Number:

Dear Sir/Madam:

Enclosed is an election under §83(b) of the Internal Revenue Code of 1986, as amended, with respect to certain shares of stock of Whole Earth Brands, Inc. that were transferred to me on ___________________, 20__.

Please file this election.

Sincerely,

[Name]

cc: Corporate Secretary of Whole Earth Brands, Inc.